FOR IMMEDIATE RELEASE
FOR FURTHER INFORMATION CONTACT: Kenneth D. Najour Chief Financial Officer T: 561-682-8947 E: Kenneth.Najour@AltisourceAMC.com

Altisource Residential Corporation Reports Third Quarter 2013 Results

FREDERIKSTED, USVI October 22, 2013 (GLOBE NEWSWIRE) - Altisource Residential Corporation ("Residential" or the "Company") (NYSE: RESI) announced today financial and operating results for the third quarter of 2013. Net income for the third quarter of 2013 totaled $13.7 million or $0.53 per share based on a weighted average of 25.9 million shares outstanding.

Net income for the nine months ended September 30, 2013 totaled $18.0 million or $0.98 per share based on a weighted average of 18.4 million shares outstanding.

Third quarter business performance highlights:

•	We acquired three portfolios of non-performing residential mortgage loans ("NPLs") having an aggregate market value of underlying properties of $712 million.

•
We entered into two master repurchase agreements with major financial institutions which have provided $325 million of additional borrowing capacity to finance the acquisition and ownership of sub-performing and non-performing residential mortgage loans and REO properties.

•	We declared and paid a dividend of $0.10 per share to our stockholders.

•	We priced our second accretive equity offering which closed on October 1, 2013, raising a total of $350 million.

Chairman William Erbey stated, "I am pleased with our solid third quarter performance which underscores the strength of our differentiated business model. We believe that Residential’s acquisition cost, efficient operating structure and low cost of capital provide it with a competitive advantage in the single-family rental REIT space."

"The portfolio growth during the quarter and the additional accretive capital we raised are important steps in the successful execution of our business model," said Chief Executive Officer Ashish Pandey. "We continue to focus on growing our portfolio and resolving our loans which we believe will drive profitability."

Webcast and conference call
The Company will host a webcast and conference call on Tuesday, October 22, 2013, at 10 A.M Eastern Time to discuss its financial results for the third quarter of 2013. The conference call will be webcast live over the internet from the Company's website at www.altisourceresi.com and can be accessed by clicking on the “Shareholder” section.

About Residential
Residential is focused on providing affordable rental homes to families throughout the United States. It acquires single-family properties through the purchase of distressed mortgage loan portfolios. Residential's strategy is to work with borrowers to modify and refinance loans to keep them in their homes and convert the majority of loans into renovated rental properties. Additional information is available at www.altisourceresi.com.

Forward-looking statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management's beliefs and expectations. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Residential undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Residential's ability to achieve its business and strategy and implement its business plan; Residential's ability to leverage strategic relationships on an efficient and cost-effective basis, its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing; and other risks and uncertainties detailed in the "Forward-Looking Statements," "Risk Factors" and other sections of Residential's Registration Statement on Form 10, its Annual Report on Form 10-K, its Registration Statements on Form S-11, its Quarterly Report on Form 10-Q for the first quarter of 2013 and other filings with the Securities and Exchange Commission.

Altisource Residential Corporation
Consolidated Statements of Operations
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended September 30, 2013	Nine months ended September 30, 2013

Rental revenues and net gain on investments:
Rental revenues	$6	$6
Net unrealized gain on mortgage loans	17,670	25,963
Net realized gain on mortgage loans	1,909	4,015
Total rental revenues and net gain on investments	19,585	29,984
Expenses:
Residential rental property operating expenses	191	275
Real estate depreciation and amortization	4	4
Mortgage loan servicing costs	2,154	3,788
Interest expense	467	1,163
Related party general and administrative	2,039	4,474
General and administrative	1,190	2,690
Total expenses	6,045	12,394
Other income	169	362
Net income	$13,709	$17,952

Earnings per share of common stock – basic:
Earnings per basic share	$0.55	$1.03
Weighted average common stock outstanding – basic	25,078,727	17,484,598
Earnings per share of common stock – diluted:
Earnings per diluted share	$0.53	$0.98
Weighted average common stock outstanding – diluted	25,949,293	18,373,205

Dividend declared per common share	$0.10	$0.10

Altisource Residential Corporation
Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2013	December 31, 2012
Assets:
Real estate assets, net:
Land	$224	$—
Rental residential properties, net	1,128	—
Real estate owned	14,408	—
	15,760	—
Real estate assets held for sale	1,074	—
Mortgage loans	641,903	—
Cash and cash equivalents	98,252	100,005
Restricted cash	3,092	—
Related party receivables	6,272	—
Deferred leasing and financing costs, net	1,744	—
Prepaid expenses and other assets	911	6
Total assets	769,008	100,011
Liabilities:
Repurchase agreements	338,800	—
Accounts payable and accrued liabilities	2,408	46
Related party payables	2,746	54
Total liabilities	343,954	100
Commitments and contingencies
Equity:
Common stock, $.01 par value, 200,000,000 authorized shares; 25,087,236 and 7,810,708 shares issued and outstanding, respectively	251	78
Additional paid-in capital	409,449	99,922
Retained earnings/(accumulated deficit)	15,354	(89)
Total equity	425,054	99,911
Total liabilities and equity	$769,008	$100,011

Non-GAAP measures - Estimated REIT taxable income

Estimated REIT taxable income is a measure that we use in connection with monitoring our compliance with certain REIT requirements. Estimated REIT taxable income should never be considered as an alternative to net income or net income per share as indicators of our operating performance.

The following table is a reconciliation of U.S. GAAP net income to estimated REIT taxable income:

	Three months ended September 30, 2013	Nine months ended September 30, 2013
	(unaudited, $ in thousands)
Net income	$13,709	$17,952

GAAP/tax differences:
Gain on mortgage loans
GAAP unrealized gain on mortgage loans	(17,670)	(25,963)
Tax gain on mortgage loans - modifications	3,802	5,560
Tax gain on mortgage loans - conversions	2,071	3,666
Net GAAP/tax difference from gain on mortgage loans	(11,797)	(16,737)

Capitalized advances	1,569	2,813
Interest income, advance recoveries and other items	1,504	2,381
Total GAAP/tax differences	(8,724)	(11,543)

Total estimated REIT taxable income	$4,985	$6,409